Exhibit 4.2
EXECUTION VERSION

AMENDMENT No. 1 to
WARRANT No. 2B
to purchase
11,348,456
Shares of Common Stock
AMERISOURCEBERGEN CORPORATION
a Delaware Corporation
(Original Issue Date: March 18, 2013)
AMENDMENT No. 1, dated August 25, 2016 (this “Amendment”), to Warrant No. 2B (the “Warrant”) to purchase 11,348,456 shares of common stock of AmerisourceBergen Corporation, a Delaware corporation (the “Corporation”), is made by and among the Corporation and Walgreens Boots Alliance Holdings LLC, a Delaware limited liability company and the holder of the Warrant (“Warrantholder”).
WHEREAS, the Corporation desires to accelerate its receipt of the Exercise Price, the Warrantholder desires to accelerate its purchase of the Warrant Shares and the Corporation and the Warrantholder each desire to facilitate existing and/or potential future business opportunities between each other;
WHEREAS, in furtherance thereof, the Corporation and the Warrantholder desire to amend the terms of the Warrant in the manner set forth in this Amendment; and
WHEREAS, such amendment is permitted pursuant to Section 16 of the Warrant.
NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Warrant.

2.	Amendment to Section 3(i) of the Warrant. The parties hereby agree that Section 3(i) of the Warrant shall be deleted in its entirety and replaced with the following:
“(i) Subject to Section 2, Section 12(v) and Section 13, the right to purchase the Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after the earlier of (a) August 25, 2016, (b) any Preliminary Control Date and (c) any Other Voting Security Event (such earlier date, the “Exercise Start Date”), but in no event later than 5:00 p.m., New York City time, February 27, 2017 (such time, the “Expiration Time” and such period from and after the Exercise Start Date through the Expiration Time, the “Exercise Period”), by (A) the surrender of this Warrant and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder(s)), and (B) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (A) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (B) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”). Notwithstanding the foregoing, if (1) at any time during the Exercise Period, the Warrantholder has not obtained any approval, exemption, authorization or consent (including the expiration or termination of any waiting periods, as applicable) from any Governmental Entity required pursuant to the HSR Act, any other Antitrust Law or otherwise in connection with the exercise of this Warrant in full and (2) the Warrantholder delivers a written notice to the Corporation, informing the Corporation that the Warrantholder is actively pursuing in good faith any such approval, exemption, authorization, consent, expiration or termination, then the Expiration Time shall be deemed for all purposes hereunder not to have occurred until the later of (x) February 27, 2017 and (y) the earlier of (A) the Warrantholder ceasing to actively pursue in any material respect such approval, exemption, authorization, consent, expiration or termination, (B) any Governmental Entity that must grant any such required approval, exemption, authorization, consent, expiration or termination denying such grant and such denial becoming final and non-appealable and (C) February 26, 2018.”

3.
Effectiveness. The Warrant shall be deemed to be, and hereby is, amended by this Amendment and all references to the Warrant (whether in the Framework Agreement, Shareholders Agreement, Joinder Agreement or otherwise) shall be deemed to refer to the Warrant as amended by this Amendment. Except as expressly provided in this Amendment, all of the terms, covenants and other provisions of the Warrant shall continue to be in full force and effect in accordance with their respective terms.

4.	Headings. The headings used in this Amendment are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

5.
GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SHALL BE FURTHER SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE WARRANT.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed.
Dated: August 25, 2016

AMERISOURCEBERGEN CORPORATION

By:	/s/ Tim G. Guttman
Name:	Tim G. Guttman
Title:	Executive Vice President and Chief Financial Officer

WALGREENS BOOTS ALLIANCE HOLDINGS LLC

By:	/s/ Kimberly Scardino
Name:	Kimberly Scardino
Title:	President

[Signature Page to Amendment No. 1 to Warrant]